EXHIBIT 21.1

                              LIST OF SUBSIDIARIES

         List of Subsidiaries

         I. Starfon Telecom Services AG (formerly known as UTG Communications Holding AG and UTG Telecom AG) a Swiss Holding Company. UTG owns 100% of Starfon.

               A. United Telecom GmbH, an inactive swiss corporation, 100% owned by Starfon.

               B. Telelines International SA, a Panamanian holding company owned 100% by Starfon.

                    i. Starpoint Card Services Ltd., a United Kingdom corporation owned 51% by Telelines. Starpoint sells phone cards and related services in the UK.

                    ii. Starglobal Ltd., a Jersey, Channel Islands corporation owned 100% by Telelines. Starglobal sells telecommunication services in the United Kingdom.

               C. UTG Communications Belgium, N.V., a Belgium corporation owned 100% by Starfon, sells telecommunication services in Belgium.

II.      Musicline AG, a Swiss holding company owned 51% by UTG.

               A. JM Sontel, a swiss corporation owned 100% by MusicLine buys and sells music rights.

               B. SSC Selected Sound Carrier AG, a Swiss corporation owned 100% by MusicLine, produces compact discos.